UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FIVE9, INC.
Bishop Ranch 8 4000 Executive Parkway, Suite 400
San Ramon, California 94583

ADDITIONAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2020

On April 3, 2020, Five9, Inc. (the “Company”) filed its proxy statement (the “Proxy Statement”) relating to its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission, and made the Proxy Statement available on the Internet that same day. The following information is provided to our stockholders in support of the election of Kimberly Alexy, Michael Burkland and Robert Zollars to the Company’s board of directors (the “Board”) as Class III Directors.

In its April 28, 2020 report, Institutional Shareholder Services, Inc. (“ISS”) states that “The board failed to remove, or subject to a sunset requirement, the supermajority vote requirement to enact certain changes to the governing documents and the classified board, each of which adversely impacts shareholder rights.” On this basis, ISS issued a withhold recommendation against Ms. Alexy, Mr. Burkland and Mr. Zollars in the election of directors. Glass Lewis did not issue a withhold recommendation based on these governance provisions. However, Glass Lewis issued a withhold recommendation against Ms. Alexy in the election of directors due to her membership on four audit committees, despite Glass Lewis’ own guidance that a director should not serve on more than three public audit committees “unless the audit committee member is a retired CPA, CFO, controller or has similar experience, in which case the limit shall be four committees.” Given that Ms. Alexy is a retired finance professional and holds no operating positions with any company, we believe that she fits squarely into the exception set forth in Glass Lewis’ guidance.

Classified Board Structure

The Board believes that there is no “one size fits all” governance approach that suits all companies. The appropriate standard by which to judge the Company’s classified board structure is whether it protects the interests of the Company’s stockholders. According to recent proxy statements, 15 of 17 of the Company’s 2020 executive compensation peer group companies that remain independent also currently have classified board structures. Of the two companies that do not have classified board structures, one has been public approximately 17 years longer than the Company, and the other has supervoting stock held by its Chief Executive Officer. The Company believes that its classified board structure is consistent with its peer group and protects the interests of the Company’s stockholders for the following reasons:

The Classified Board Structure Aligns the Board with the Company’s Long-term Interests.

The Company’s classified board encourages its directors to look to the long-term best interests of the Company and its stockholders and allows for stable and informed oversight, providing institutional perspective both to management and other directors. The Company’s classified board structure is designed to ensure that, at any given time, there are directors serving on the Board who have substantial knowledge of the Company, its business and its strategic goals. The Company’s current classified board structure enables the Company’s directors to build on their own past experience and the experience of continuing directors for more effective long-term strategic planning. De-classifying the Board would make it possible to lose the accumulated knowledge and experience of the Board in a single election cycle.

In addition, electing directors to three-year terms, rather than one-year terms, enhances the independence of the Company’s non-management directors by helping ensure that directors do not make short-term decisions that may be detrimental to the Company’s long-term interests, simply out of fear of being replaced each year.

The Classified Board Structure Helps the Company Attract and Retain Director Candidates.

The Company believes that its classified board structure benefits the Company and its stockholders because the longer terms of office help the Company attract and retain qualified director candidates who are willing to make long-term commitments of their time and energy.

The Classified Board Structure Reduces the Company’s Vulnerability to Takeovers.

The Company’s classified board structure reduces its vulnerability to coercive takeover tactics and inadequate takeover bids by encouraging persons seeking control of the Company to negotiate with the Board and thereby better positions the Board to negotiate effectively on behalf of all of the Company’s stockholders. The classified board structure is designed to safeguard against an insurgent stockholder replacing a majority of the Company’s directors with its own nominees at a single annual meeting, thereby gaining control of the Company and its assets without paying fair value to the Company’s stockholders. Because only approximately one-third of the directors are elected at any annual meeting of stockholders, at least two annual stockholder meetings would be required to effect a change in a majority of the directors serving on the Company’s Board, providing incumbent directors substantial leverage to negotiate the best results for the Company’s stockholders.

The Company’s classified board structure does not preclude a takeover, but rather provides the Board time and flexibility necessary to be in the best position to evaluate the adequacy and fairness of proposed offers, consider alternative methods of maximizing stockholder value, protect all stockholders against abusive tactics during a takeover process and, as appropriate, negotiate the best possible return for all stockholders, without the threat of imminent removal of a majority of the members of the Company’s directors. The Company believes this is particularly important in the current environment of extreme stock market volatility due to the COVID-19 pandemic, in which persons seeking to gain control of a company may pursue coercive takeover tactics during a period of depressed stock prices, even where the decline in the Company’s stock price is due to factors outside of its control. In fact, since just March 16, 2020, the closing price of the Company’s common stock has ranged from $56.45 to $97.29 per share, which indicates how attractive and vulnerable the Company might be to an opportunistic acquirer seeking to acquire the Company’s common stock at a time when the intrinsic value of the Company is not fully reflected in its stock. The Board takes seriously its fiduciary duty under the law to act in a manner that it believes to be in the best interests of the Company and its stockholders. Elimination of the classified board structure would make it more difficult for the Company’s stockholder-elected Board to preserve and maximize value for all stockholders in the event of an unsolicited takeover bid.

Supermajority Vote Requirement

According to recent proxy statements, of the Company’s 2020 executive compensation peer group companies that remain independent, 15 of 17 currently have supermajority voting provisions for the amendment of their bylaws and certain provisions of their certificates of incorporation. The Company believes that the supermajority vote requirements in its governance documents are consistent with its peer group, and are in the best interests of the Company and its stockholders for the following reasons:

The Company’s Supermajority Voting Provisions are Designed to Protect its Stockholders.

The Company’s supermajority voting provisions are designed to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Company believes the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process. These provisions are also designed to protect all of the Company’s stockholders against self-interested actions by one or a few large stockholders. A simple majority vote would eliminate these protections.

The Company’s Supermajority Voting is not Inconsistent with Delaware Law.

While Delaware law provides that most proposals submitted to a vote of a company’s stockholders require a vote of the majority of the shares present and eligible to vote at the meeting, Delaware law also provides that certain matters presented to stockholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s certificate of incorporation. The Company’s certificate of incorporation, which was approved by stockholder vote, provides that the vote of holders of at least 66 2/3% of its outstanding stock must approve certain fundamental changes involving the Company, including amendments to the bylaws and certain provisions of the certificate of incorporation.

Re-Election of Director Kimberly Alexy

As a matter of good corporate governance, we believe that it is important to ensure that directors have sufficient capacity to effectively carry out their responsibilities as directors and committee members. In furtherance of this belief, we have a general policy set forth in our Corporate Governance Guidelines that no member of the Board may serve on more than five public company boards (including our Board) and no Board member who is one of our executive officers may serve on more than two public company boards (including our Board), subject to the waiver of such restrictions by a majority of the non-affected directors. In addition, our audit committee charter provides that if a member serves on more than three public company audit committees (including our audit committee), our Board shall determine whether this simultaneous service would impair the ability of the director to serve on our audit committee. These policies are consistent with ISS guidance that directors sit on no more than five public company boards and Glass Lewis guidance that directors sit on no more than five public company boards. ISS has not indicated any concern with Ms. Alexy’s service on multiple audit committees. However, Glass Lewis has recommended a withhold vote on Ms. Alexy due to her service on four public audit committees. This is despite Glass Lewis’ guidance against any “audit committee member who sits on more than three public company audit committees, unless the audit committee member is a retired CPA, CFO, controller or has similar experience, in which case the limit shall be four committees, taking time and availability into consideration including a review of the audit committee member’s attendance at all board and committee meetings.” We believe Ms. Alexy meets the terms of this exception.

If re-elected to our Board, Ms. Alexy will serve on a total of four public company boards and four public company audit committees, in each case including those of our company. Our Board affirmatively determined that Ms. Alexy’s service on the boards of directors and audit committees of three other public companies does not impair her ability to serve on our Board and audit committee. We believe that Ms. Alexy has demonstrated that she has sufficient capacity to effectively carry out her responsibilities to our company and our stockholders, and also has the requisite experience which would warrant a determination that she be permitted to sit on four audit committees under the Glass Lewis guidance. In making this determination, we considered:

•that Ms. Alexy has ample time to devote to her Board and committee roles;
•Ms. Alexy is a retired professional executive, who currently holds no operational roles with any company;
•While Ms. Alexy is a principal with Alexy Capital Management, this entity does not have employees, outside investors or operations and is merely a vehicle through which Ms. Alexy invests her private funds;
•that, with the exception of one short, telephonic Board meeting in 2016 where no action was taken, Ms. Alexy has attended 100% of our Board and relevant committee meetings since our initial public offering in 2014;
•that Ms. Alexy provides gender diversity to our Board and furthers the Board’s compliance with California Senate Bill 826;
•that Ms. Alexy has consistently received very strong reviews in our annual Board and committee evaluation processes;

•that Ms. Alexy has significant professional experience, including as a long-time securities analyst, and her educational background, including that she is a Chartered Financial Analyst and holds an M.B.A. in Finance;
•the value that Ms. Alexy brings to our Board and audit committee due to her experience serving on other boards of directors and audit committees in the technology industry; and
•that Ms. Alexy does not serve as the chair of any of our Board committees.

In addition, Ms. Alexy has confirmed that she has ample time to commit to our Board and committees, as well as her other public company board roles. We are fortunate to have the opportunity to have a director of the caliber and experience of Ms. Alexy on our Board.

Based on the foregoing, the Board continues to recommend a vote FOR Ms. Alexy, Mr. Burkland and Mr. Zollars in the election of directors.